Exhibit 10.43

AMENDED AND RESTATED

MANAGEMENT EQUITY SUBSCRIPTION AGREEMENT

THIS AMENDED AND RESTATED MANAGEMENT EQUITY SUBSCRIPTION AGREEMENT (this “Agreement”) is made as of October 11, 2011 by and between PTS Holdings Corp., a Delaware corporation (together with its successors and assigns, the “Company”), and Matthew Walsh (“Executive”).

WHEREAS, Executive (i) purchased shares of common stock of the Company (“Common Stock”) and (ii) received an option to purchase shares of Common Stock (the “Option”), in each case, as set forth on Exhibit A, pursuant to the terms set forth below and the terms of the Plan (as defined below), the Stock Option Agreement (as defined below), and the Securityholders Agreement (as defined below);

WHEREAS, in connection therewith, the Company and Executive entered into that certain Management Equity Subscription Agreement, made as of June 5, 2008 (the “Prior Agreement”);

WHEREAS, Executive has been selected by the Company to receive (x) an additional option to purchase shares of Common Stock and (y) restricted stock units, each of which represents the right to receive one share of Common Stock (the “RSUs”), in each case, pursuant to the terms set forth below and the terms of the Plan (as defined below), a stock option agreement, the RSU Agreement (as defined below) and the Securityholders Agreement;

WHEREAS, on the terms and subject to the conditions hereof, the Company desires to issue and provide to Executive, the additional option to purchase shares of Common Stock and the RSUs, in each case, as set forth on Exhibit B, as hereinafter set forth; and

WHEREAS, in connection with the foregoing, the parties hereto now desire to (x) amend the Prior Agreement in certain respects effective on and after the date hereof, the effect of which will be that this Agreement will supersede the Prior Agreement in its entirety on and after the date hereof and (y) restate the Prior Agreement in the form of this Agreement to read in its entirety as follows.

NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

1. Definitions.

1.1 Affiliate. The term “Affiliate” shall have the meaning set forth in the Plan.

1.2 Agreement. The term “Agreement” shall have the meaning set forth in the preface.

1.3 Applicable Federal Rate. The term “Applicable Federal Rate” shall have the meaning set forth in Section 1274 of the Code.

1.4 Blackstone. The term “Blackstone” means Blackstone Capital Partners V L.P. and its Affiliates.

1.5 Board. The term “Board” means the Company’s Board of Directors.

1.6 Call Notice. The term “Call Notice” shall have the meaning set forth in Section 4.2(b).

1.7 Catalent. The term “Catalent” shall mean Catalent Pharma Solutions, Inc., together with its successors and assigns.

1.8 Cause. The term “Cause” shall have the meaning set forth in the Stock Option Agreement.

1.9 Closing Date. The term “Closing Date” shall have the meaning set forth in Section 2.1.

1.10 Code. The term “Code” means the Internal Revenue Code of 1986, as amended.

1.11 Common Stock. The term “Common Stock” shall have the meaning set forth in the preface.

1.12 Company. The term “Company” shall have the meaning set forth in the preface.

1.13 Competitive Business. The term “Competitive Business” shall have the meaning set forth in Section 6.1(a)(ii)(1).

1.14 Confidential Information. The term “Confidential Information” shall have the meaning set forth in Section 6.2.

1.15 Cost. The term “Cost” means the purchase price per Share, if any, paid by Executive.

1.16 Disability. The term “Disability” shall have the meaning set forth in the Plan.

1.17 Employment Agreement. The term “Employment Agreement” means the employment agreement entered into by Catalent and Executive, effective as of September 26, 2011, as it may be amended or supplemented from time to time.

1.18 Executive. The term “Executive” shall have the meaning set forth in the preface.

1.19 Fair Market Value. The term “Fair Market Value” shall have the meaning set forth in the Plan.

1.20 Family Group. The term “Family Group” shall have the meaning set forth in the Securityholders Agreement.

1.21 Financing Default. The term “Financing Default” means an event which would constitute (or with notice or lapse of time or both would constitute) an event of default under any of the financing documents of the Company or its Affiliates from time to time and any restrictive financial covenants contained in the organizational documents of the Company or its Affiliates.

1.22 Lapse Date. The term “Lapse Date” shall have the meaning set forth in the Securityholders Agreement.

1.23 Option. The term “Option” shall have the meaning set forth in the preface.

1.24 Put Notice. The term “Put Notice” shall have the meaning set forth in Section 4.1(b).

1.25 Person. The term “Person” shall have the meaning set forth in Section 6.1(a)(i).

1.26 Plan. The term “Plan” means the 2007 PTS Holdings Corp. Stock Incentive Plan, as it may be amended or supplemented from time to time.

1.27 Purchase Price. The term “Purchase Price” shall have the meaning set forth in Section 2.1.

1.28 Restricted Period. The term “Restricted Period” shall have the meaning set forth in Section 6.1(a).

1.29 RSU. The term “RSU” shall have the meaning set forth in the preface.

1.30 RSU Agreement. The term “RSU Agreement” means the RSU Agreement, dated as of October     , 2011, among Executive and the Company, as it may be amended or supplemented thereafter from time to time.

1.31 RSU Shares. The term “RSU Shares” means shares of Common Stock issuable or issued upon settlement of the RSUs.

1.32 Securities Act. The term “Securities Act” means the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder, as the same may be amended from time to time.

1.33 Securityholders Agreement. The term “Securityholders Agreement” means the Securityholders Agreement dated as of May 7, 2007 among the Company and the other parties thereto, as it may be amended or supplemented thereafter from time to time.

1.34 Shares. The term “Shares” means any shares of Common Stock acquired by Executive, including Shares issuable or issued upon exercise of the Option and RSU Shares.

1.35 Stock Option Agreement. The term “Stock Option Agreement” means the Stock Option Agreement, dated as of April 17, 2008, among Executive and the Company, as it may be amended or supplemented thereafter from time to time.

1.36 Subsidiary. The term “Subsidiary” shall have the meaning set forth in the Plan.

1.37 Termination Date. The term “Termination Date” means the date upon which Executive’s employment with the Company and its Subsidiaries terminates.

2. Subscription for Shares; Grant of Option and RSUs.

2.1 Purchase of Shares. Pursuant to the terms and subject to the conditions set forth in this Agreement, Executive subscribed for and purchased, and the Company issued to Executive, on June 5, 2008 (the “Closing Date”), the number of Shares set forth on Exhibit A attached hereto in exchange for the purchase price (the “Purchase Price”) set forth on Exhibit A attached hereto.

2.2 Issuance of Option. Pursuant to the terms and subject to the conditions set forth in this Agreement, the Plan and the Stock Option Agreement, as of April 17, 2008, the Company granted to Executive an Option to purchase the number of Shares set forth on Exhibit A attached hereto at an exercise price per Share equal to the amount set forth on Exhibit A attached hereto.

2.3 Issuance of Option and RSUs. Pursuant to the terms and subject to the conditions set forth in this Agreement, the Plan, the stock option agreement and the RSU Agreement, as of October     , 2011, the Company shall grant to Executive (x) an additional option to purchase the number of Shares set forth on Exhibit B attached hereto at an exercise price per Share equal to the amount set forth on Exhibit B attached hereto and (y) a number of RSUs as set forth on Exhibit B attached hereto.

3. Investment Representations and Covenants of Executive.

3.1 Shares Unregistered. Executive acknowledges and represents that Executive has been advised by the Company that:

(a) the offer and sale of Shares have not been registered under the Securities Act;

(b) the Shares must be held indefinitely and Executive must continue to bear the economic risk of the investment in the Shares unless the offer and sale of the Shares are subsequently registered under the Securities Act and all applicable state securities laws or an exemption from such registration is available;

(c) there is no established market for the Shares and it is not anticipated that there will be any public market for the Shares in the foreseeable future;

(d) a restrictive legend in the form set forth below and the legends set forth in Section 7.2 of the Securityholders Agreement shall be placed on the certificates representing the Common Stock:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN REPURCHASE OPTIONS AND OTHER PROVISIONS SET FORTH IN AN AMENDED AND RESTATED MANAGEMENT EQUITY SUBSCRIPTION AGREEMENT WITH THE ISSUER DATED AS OF OCTOBER     ,

2011, AS AMENDED AND MODIFIED FROM TIME TO TIME, A COPY OF WHICH MAY BE OBTAINED BY THE HOLDER HEREOF AT THE ISSUER’S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE”; and

(e) a notation shall be made in the appropriate records of the Company indicating that the Shares are subject to restrictions on transfer and, if the Company should at some time in the future engage the services of a securities transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to the Shares.

3.2 Additional Investment Representations. Executive represents and warrants that:

(a) Executive’s financial situation is such that Executive can afford to bear the economic risk of holding the Shares for an indefinite period of time, has adequate means for providing for Executive’s current needs and personal contingencies, and can afford to suffer a complete loss of Executive’s investment in the Shares;

(b) Executive’s knowledge and experience in financial and business matters are such that Executive is capable of evaluating the merits and risks of the investment in the Shares;

(c) Executive understands that the Shares are a speculative investment which involves a high degree of risk of loss of Executive’s investment therein, there are substantial restrictions on the transferability of the Shares and, on the Closing Date and for an indefinite period following the Closing Date, there will be no public market for the Shares and, accordingly, it may not be possible for Executive to liquidate Executive’s investment in case of emergency, if at all;

(d) the terms of this Agreement provide that, with respect to the Shares received upon exercise of any options to purchase shares of Common Stock, including, without limitation, the Option, and RSU Shares only, if Executive ceases to be an employee of the Company or its Subsidiaries, the Company and its Affiliates have the right to repurchase such Shares at a price which may, under certain circumstances, be less than the Fair Market Value thereof;

(e) Executive understands and has taken cognizance of all the risk factors related to the purchase of the Shares and, other than as set forth in this Agreement, no representations or warranties have been made to Executive or Executive’s representatives concerning the Shares or the Company or their prospects or other matters;

(f) Executive has been given the opportunity to examine all documents and to ask questions of, and to receive answers from, the Company and its representatives concerning the Company and its Subsidiaries, the Plan, the Stock Option Agreement, the RSU Agreement, the Securityholders Agreement, the Company’s organizational documents and the terms and conditions of the purchase of the Shares and to obtain any additional information which Executive deems necessary; and

(g) all information which Executive has provided to the Company and the Company’s representatives concerning Executive and Executive’s financial position is complete and correct as of the date of this Agreement.

4. Certain Sales Upon Termination of Employment.

4.1 Put Option.

(a) If Executive’s employment with the Company and its Subsidiaries terminates due to the Disability or death of Executive prior to the Lapse Date, Executive and Executive’s Family Group shall have the right, subject to the provisions of Section 5 hereof, for one year following the later of (x) the Termination Date or (y) the date of receipt of the RSU Shares and/or the Shares following exercise of the Option, as applicable, to sell to the Company, and the Company shall be required to purchase (subject to the provisions of Section 5 hereof), on one occasion from Executive, all (or any portion) of Executive’s Shares at a price per Share equal to Fair Market Value (measured as of the purchase date); provided that the exercise of such right may be delayed by the Company to the extent any such delay is necessary to avoid the application of adverse accounting treatment to the Company.

(b) If Executive or Executive’s Family Group, as applicable, desires to exercise its option to require the Company to repurchase Shares pursuant to Section 4.1(a), Executive or Executive’s Family Group, as applicable, shall send written notice to the Company setting forth Executive’s or Executive’s Family Group, as applicable, intention to sell all of his or their Shares, as applicable, pursuant to Section 4.1(a) (the “Put Notice”). Subject to the provisions of Section 5, the closing of the purchase shall take place at the principal office of the Company on a date specified by the Company no later than the 60th day after the giving of such notice.

4.2 Call Option.

(a) If Executive’s employment with the Company and its Subsidiaries terminates for any of the reasons set forth in clauses (i) or (ii) below prior to the Lapse Date, the Company shall have the right and option, but not the obligation, to purchase any or all of Executive’s RSU Shares and Shares acquired following exercise of the Option, in each case, for a period of 181 days (or such longer period as is necessary in order to avoid the application of adverse accounting treatment to the Company) following the later of (x) the Termination Date or (y) the date of receipt of such Shares, in each case, at a price per Share equal to the applicable purchase price determined as follows:

(i) Termination for Cause. If Executive’s employment with Catalent is terminated by Catalent for Cause, the purchase price per Share will be the lesser of (A) Fair Market Value (measured as of the purchase date) and (B) Cost; or

(ii) Termination of Employment Other than for Cause. If Executive’s employment with Catalent terminates for any reason other than by Catalent for Cause, the purchase price per Share will be Fair Market Value (measured as of the purchase date).

(b) If the Company desires to exercise its option to purchase such Shares pursuant to Section 4.2(a), the Company shall, not later than 181 days following the later of (x) the Termination Date or (y) the date of receipt of such Shares, send written notice to Executive of its intention to purchase such Shares, specifying the number of Shares to be purchased (the “Call Notice”). Subject to the provisions of Section 5, the closing of the purchase shall take place at the principal office of the Company on a date specified by the Company no later than the 30th day after the giving of the Call Notice.

(c) Notwithstanding the foregoing, if the Company elects not to exercise its option to purchase such Shares pursuant to this Section 4.2 and Executive’s employment with Catalent terminates for any of the reasons set forth in clauses (a)(i) or (a)(ii) above prior to the Lapse Date, Blackstone may elect to purchase such Shares on the same terms and conditions set forth in this Section 4.2 by providing written notice to Executive of its intention to purchase such Shares within 30 days after the expiration of the Company’s 181 day call window following the later of (x) the Termination Date or (y) the date of receipt of the such Shares.

5. Certain Limitations on the Company’s Obligations to Purchase Shares.

5.1 Deferral of Purchases.

(a) Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to purchase any Shares at any time pursuant to Section 4.1 or 4.2, regardless of whether it has delivered a Call Notice or received a Put Notice, (i) to the extent that the purchase of such Shares would result in (A) a violation of any law, statute, rule, regulation, policy, order, writ, injunction, decree or judgment promulgated or entered by any federal, state, local or foreign court or governmental authority applicable to the Company or any of its Subsidiaries or any of its or their property or (B) after giving effect thereto, a Financing Default, (ii) if immediately prior to such purchase there exists a Financing Default which prohibits such purchase, or (iii) to the extent that there is a lack of available cash on hand of the Company and no cash is available to the Company. The Company shall, within fifteen (15) days of learning of any such fact, so notify Executive that it is not obligated to purchase hereunder.

(b) Notwithstanding anything to the contrary contained in Section 4.1 or 4.2, provided the Lapse Date has not occurred, any Shares which Executive or Executive’s Family Group, as applicable, has elected to sell or the Company has elected to purchase, but which in accordance with Section 5.1(a) is not purchased at the applicable time provided in Section 4.1 or 4.2, shall be purchased by the Company (x) by delivery of a note for the applicable purchase price payable in equal installments of up to three (3) years, bearing interest at the prime lending rate in effect as of the date of the exercise of the call right or at the applicable Applicable Federal Rate at such time, if greater; provided, however, that the Company shall fully satisfy its obligation under the note sooner if the purchase price is no longer restricted under Section 5.1(a), with such amount paid to Executive or Executive’s Family Group, as applicable, within fifteen (15) days after the date the prohibition is lifted or (y) if purchase by delivery of a note as described in clause (x) is not permitted due to the terms of any outstanding Company indebtedness, or otherwise, then, for the applicable purchase price (measured as of the actual purchase date) on or prior to the fifteenth (15th) day after such date or dates that the purchase of such Shares are no longer prohibited under Section 5.1(a) and the Company shall give Executive five (5) days’ prior notice of any such purchase. Notwithstanding anything herein to the contrary, prior to the payment of the purchase price under this Section 5.1, Executive or Executive’s Family Group may withdraw the Shares subject to the put option described in Section 4.1.

5.2 Payment for Shares. If at any time the Company elects to purchase any Shares pursuant to Section 4.1 or 4.2, unless otherwise provided for herein, the Company shall pay the purchase price for the Shares it purchases (i) first, by the cancellation of any indebtedness owing from Executive to the Company or any of its Subsidiaries and (ii) then, by the Company’s delivery of a check or wire transfer of immediately available funds for the remainder of the purchase price, if any, against delivery of the certificates or other instruments representing the Shares so purchased, duly endorsed.

6. Noncompetition; Nonsolicitation; Confidentiality.

6.1 Competitive Activity.

(a) During the period that commenced on the Closing Date and ends on the date that is two (2) years after the date Executive’s employment with Catalent terminates for any reason (the “Restricted Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly, solicit or assist in soliciting in competition with Catalent or any of its subsidiaries, the business of any client or prospective client:

(i) with whom Executive had personal contact or dealings on behalf of the Catalent or any of its Subsidiaries during the one year period preceding Executive’s termination of employment;

(ii) with whom employees reporting to Executive have had personal contact or dealings on behalf of Catalent or any of its Subsidiaries during the one year immediately preceding Executive’s termination of employment; or

(iii) for whom Executive had direct or indirect responsibility during the one year immediately preceding Executive’s termination of employment.

(b) During the period that commenced on the Closing Date and for a period of one year following the date Executive ceases to be employed by Catalent for any reason, Executive will not directly or indirectly:

(i) engage in any business that competes with the business of Catalent or any of its Subsidiaries, including, contract services to pharmaceutical, biotechnology and vitamin/mineral supplements manufacturers related to formulation, analysis manufacturing and packaging and any other product or service of the type developed, manufactured or sold by Catalent or any of its Subsidiaries (including, without limitation, any other business which Catalent or any of its Subsidiaries have plans to engage in as of the date of Executive’s termination of employment) in any geographical area where Catalent or any of its Subsidiaries conduct business (a “Competitive Business”);

(1)	enter the employ of, or render any services to, any Person (or any division or controlled or controlling Affiliate of any Person) who or which engages in a Competitive Business;

(2)	acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(3)	interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between Catalent or any of its Subsidiaries and customers, clients, suppliers, or investors of Catalent or any of its Subsidiaries.

Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, solely as an investment, securities of any Person engaged in the business of Catalent or any of its Subsidiaries which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such Person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(c) During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(i) solicit or encourage any employee of Catalent or any of its Subsidiaries to leave the employment of Catalent or any of its Subsidiaries; or

(ii) hire any such employee who was employed by Catalent or any of its Subsidiaries as of the date of Executive’s termination of employment with Catalent or who left the employment of Catalent or any of its Subsidiaries coincident with, or within twelve (12) months prior to, the termination of Executive’s employment with Catalent.

(d) During the Restricted Period, Executive will not, directly or indirectly, solicit or encourage to cease to work with Catalent or any of its Subsidiaries any consultant then under contract with Catalent or any of its Subsidiaries.

(e) It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 6.1 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein

6.2 Confidentiality.

(a) Executive will not at any time (whether during or after Executive’s employment with Catalent), other than in the ordinary course of business for Catalent or any of its Subsidiaries (x) retain or use for the benefit, purposes or account of Executive or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside Catalent (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information of Catalent and its Subsidiaries —including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals — concerning the past, current or future business, activities and operations of Catalent, its Subsidiaries or Affiliates and/or any third party that has disclosed or provided any of same to Catalent on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(b) “Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties; (b) made legitimately available to Executive by a third party without breach of any confidentiality obligation; or (c) required by law to be disclosed or in any judicial or administrative process; provided that, unless prohibited by law or regulation, Executive shall give prompt written notice to Catalent of such requirement, disclose no more information than is so required, and cooperate with any attempts by Catalent to obtain a protective order or similar treatment.

(c) Upon termination of Executive’s employment with Catalent for any reason, Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including, without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by Catalent or any of its Subsidiaries or Affiliates; (y) immediately destroy, delete, or return to Catalent, at its option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not property of Catalent) that contain Confidential Information or otherwise relate to the business of Catalent or any of its Affiliates and Subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with Catalent regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.

6.3 Repayment of Proceeds. If Executive breaches in any material way (x) the non-competition and non-solicitation provisions of Section 6.1 or the confidentiality provisions of Section 6.2 or (y) the non-competition, non-solicitation or confidentiality provisions of the Employment Agreement and, in either case, Executive does not cure such breach within ten (10) days following receipt of notice from the Company of such breach, then Executive shall be required to pay to the Company, within ten (10) business days following the first date on which Executive first breaches such provisions, an amount equal to the excess, if any, of (A) the aggregate proceeds Executive received upon the sale or other disposition of, or distributions in respect of, Executive’s Shares over (B) the aggregate Cost of such Shares.

6.4 Notwithstanding anything herein to the contrary, in the event of any conflict between the terms of Sections 6.1 and 6.2 and the terms of any employment, non-competition or confidentiality agreement between Executive and the Company and its Subsidiaries, the terms of such employment, non-competition or confidentiality agreement shall govern.

7. Miscellaneous.

7.1 Transfers to Permitted Transferees. Prior to the transfer of Shares, to the extent permitted under the terms of the Securityholders Agreement, Executive shall deliver to the Company a written agreement of the proposed transferee (a) evidencing such Person’s undertaking to be bound by the terms of this Agreement and (b) acknowledging that the Shares transferred to such Person will continue to be Shares for purposes of this Agreement in the hands of such Person. Any transfer or attempted transfer of Shares in violation of any provision of this Agreement or the Securityholders Agreement shall be void, and the Company shall not record such transfer on its books or treat any purported transferee of such Shares as the owner of such Shares for any purpose.

7.2 Recapitalizations, Exchanges, Etc. Affecting Shares. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to Shares, to any and all securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Shares, by reason of any dividend payable in shares of Common Stock, issuance of shares of Common Stock, combination, recapitalization, reclassification, merger, consolidation or otherwise.

7.3 Executive’s Employment by the Company. Nothing contained in this Agreement shall be deemed to obligate the Company or any Subsidiary of the Company to employ Executive in any capacity whatsoever or to prohibit or restrict the Company (or any such Subsidiary) from terminating the employment of Executive at any time or for any reason whatsoever, with or without Cause.

7.4 Cooperation. Executive agrees to cooperate with the Company in taking action reasonably necessary to consummate the transactions contemplated by this Agreement.

7.5 Binding Effect. The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that no transferee shall derive any rights under this Agreement unless and until such transferee has executed and delivered to the Company a valid undertaking and becomes bound by the terms of this Agreement; and provided further that Blackstone is a third party beneficiary of this Agreement and shall have the right to enforce the provisions hereof.

7.6 Amendment; Waiver. This Agreement may be amended only by a written instrument signed by the parties hereto. No waiver by any party hereto of any of the provisions hereof shall be effective unless set forth in a writing executed by the party so waiving.

7.7 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to conflicts of law principles thereof.

7.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, telecopied (with confirmation of receipt), one day after deposit with a reputable overnight delivery service (charges prepaid) and three days after deposit in the U.S. Mail (postage prepaid and return receipt requested) to the address set forth below or such other address as the recipient party has previously delivered notice to the sending party.

(a) If to the Company:

PTS Holdings Corp.

c/o Catalent Pharma Solutions, Inc.

14 Schoolhouse Road Somerset, NJ 08873

Attention: General Counsel

with a copy to:

c/o The Blackstone Group

345 Park Avenue

New York, New York 10154

Attention: Chinh Chu

Fax: (212) 583-5722

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017-3954

Attn: Wilson Neely and Brian Robbins

Fax: (212) 455-2502

(b) If to the Executive, to the address as shown on the stock ledger of the Company.

7.9 Integration. This Agreement and the documents referred to herein or delivered pursuant hereto contain the entire understanding of the parties with respect to the subject matter hereof and thereof. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter, including, without limitation, the Prior Agreement, other than as specifically provided for herein.

7.10 Counterparts. This Agreement may be executed in separate counterparts, and by different parties on separate counterparts each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

7.11 Injunctive Relief. Executive and any permitted transferee each acknowledges and agrees that a violation of any of the terms of this Agreement will cause the Company irreparable injury for which adequate remedy at law is not available. Accordingly, it is agreed that the Company shall be entitled to an injunction, restraining order or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in the United States or any state thereof, in addition to any other remedy to which it may be entitled at law or equity. If equitable relief is not available, then the parties agree that any controversy, dispute or claim arising out of, in connection with, or in relation to this Agreement shall be settled in accordance with Section 11(b) of the Employment Agreement.

7.12 Rights Cumulative; Waiver. The rights and remedies of Executive and the Company under this Agreement shall be cumulative and not exclusive of any rights or remedies which either would otherwise have hereunder or at law or in equity or by statute, and no failure or delay by either party in exercising any right or remedy shall impair any such right or remedy or operate as a waiver of such right or remedy, nor shall any single or partial exercise of any power or right preclude such party’s other or further exercise or the exercise of any other power or right. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder.

*     *     *     *     *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

PTS HOLDINGS CORP.

By:	/s/ John Chiminski
Name:	John Chiminski
Title:

/s/ Matthew Walsh
MATTHEW WALSH

Subscription Agreement

CONSENT OF SPOUSE

I,                     , the undersigned spouse of Executive, hereby acknowledge that I have read the foregoing Amended and Restated Management Equity Subscription Agreement, as it may be amended from time to time (the “Agreement”) and that I understand its contents. I am aware that the Agreement provides for the repurchase of my spouse’s RSU Shares (as defined in the Agreement) and Shares issuable or issued upon exercise of the Option (as defined in the Agreement) under certain circumstances and imposes other restrictions on the transfer of such Shares. I agree that my spouse’s interest in the Shares is subject to the Agreement and any interest I may have in such Shares shall also be irrevocably bound by the Agreement and, further, that my community property interest in such Shares, if any, shall be similarly bound by the Agreement.

I am aware that the legal, financial and other matters contained in the Agreement are complex and I am encouraged to seek advice with respect thereto from independent legal and/or financial counsel. I have either sought such advice or determined after carefully reviewing the Agreement that I hereby waive such right.

Acknowledged and agreed this day of , 2011.

Name:

Witness

Subscription Agreement – Consent of Spouse

EXHIBIT A

Shares of Common Stock purchased on the Closing Date: 400

Purchase Price for Shares: $1,000

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Number of Shares subject to the Option granted on April 17, 2008: 4,000

Exercise Price of Shares subject to such Option: $1,000

In connection with the option exchange that occurred in October 2009, Executive elected to exchange his 3733 unvested options for 3734 new options with a lower per share exercise price of $750 per share.

Exhibit A to Subscription Agreement

EXHIBIT B

Number of Shares subject to the additional option: 1,500

Exercise Price of Shares subject to the additional option: $1,040

Number of RSUs: 500

Exhibit B to Subscription Agreement